Exhibit 99.1

Dune Energy Reports Fourth Quarter and Full Year 2011 Results

HOUSTON, March 23, 2012 /PRNewswire/ — Dune Energy, Inc. (OCTBB: DUNR) today announced results for the fourth quarter and calendar year 2011.

Revenue and Production

Revenue for the fourth quarter totaled $14.5 million and $62.9 million for the full year 2011. This compares with$15.7 million and $64.2 million for the fourth quarter and full year 2010, respectively. Production volumes in the fourth quarter were 1.3 Bcfe and 5.8 Bcfe for the full year 2011. This compares with 1.7 Bcfe for the fourth quarter of 2010, and 7.3 Bcfe for the full year 2010. In 2011, the average sales price of oil was $102.64 per barrel, and$4.58 per Mcf for natural gas, as compared with $77.62 per barrel and $4.95 per Mcf, respectively for 2010. Production declined almost 20% in 2011 as compared to 2010; however increased oil prices offset the majority of the decline in revenue. Oil prices increased 32% and gas prices decreased 7% from 2010 levels. During 2011 oil accounted for 50% of the total production volumes on an Mcfe equivalent basis, however oil revenue accounted for 79% of the total revenue.

Costs and Expenses

Total operating expenses were $26.1 million for 2011 as compared to $25.6 million for 2010 or $4.48 and $3.51 per Mcfe produced respectively. This increase on a per Mcfe basis was reflective of lower production volumes in 2011 in our older fields with high fixed expenses. DD&A expense was $5.0 million for the fourth quarter and $22.1 millionfor 2011 or $3.80 per Mcfe. G&A for 2011 was $9.6 million as compared to $11.2 million in 2010 reflecting continued stringent cost controls. Interest and financing expense was $9.4 million for the fourth quarter and $39.5 million for 2011 primarily associated with payment of interest on $300 million of Senior Secured Notes and borrowings under our $40 million term loan. As part of the restructuring on December 22, 2011 the term loan was repaid and replaced with a $200 million revolving credit facility, with a current borrowing base of $63 million, under which $39.0 million was borrowed at year-end 2011 and $2.0 million in letters of credit were outstanding. The$300 million of Senior Secured notes were reduced to $3.0 million at year-end 2011 and new notes of $49.5 millionwith a maturity of 2016 were added as part of the restructuring. We recorded an $18.1 million pre-tax non-cash impairment charge associated with oil and gas properties in 2011. This was primarily related to the decision not to drill two gas locations in our Toro Grande Field in Jackson County, Texas. In 2010, the non-cash impairment charge was $34.6 million.

Earnings

Net loss available to common shareholders totaled $32.9 million for the fourth quarter of 2011 and $80.6 million for the full year 2011. This compares with a $101.9 million loss in 2010. Preferred stock dividends were $20.2 million. The preferred stock was eliminated as part of the December 22, 2011 restructuring and converted into $4 millioncash and 1.5% of the common shares outstanding on a restructured basis. At year-end, post the restructuring there were 38.6 million shares outstanding.

2011 Capital, Year-End Reserves and 2012 Budget

Total capital in 2011 was $20.0 million including ARO. The majority of the 2011 capital expenditure program was associated with two exploratory wells in the Garden Island Bay field. Although neither of these wells were completed as producers, both were temporarily abandoned with the option to re-enter or sidetrack at a later date. In the first half of 2012, we anticipate drilling 2-3 development locations in our Garden Island Bay field and 2-3 development locations in our Leeville field. All these wells are targeting oil production. Additionally, we will conduct several workovers in our fields primarily focused on new oil production. The approximately $22 million in capital anticipated in these operations for the first half of the year should result in increased oil volumes in some of our high cost fields allowing the Company to reduce per Mcfe field expense.

We anticipate in the latter half of 2012 investing in additional development drilling in our primary fields and adding 1-2 exploratory wells in both our Leeville and Garden Island Bay fields. These exploratory opportunities will target oil reservoirs defined by recently reprocessed and depth migrated 3-d seismic data. We are operator of the Garden Island Bay field and maintain a 100% interest in the projects within the field and are non-operator and maintain a 40% interest in the prospects at the Leeville field. Capital investment in these projects should total approximately $15 million in the second half of the year. Our working interest positions in the exploratory tests may be reduced by marketing projects to other companies.

Year-end 2011 proved reserves were 5.7 million barrels of oil and 45.5 billion cubic feet of gas or 79.5 Bcfe. This compares to 82.7 Bcfe at year-end 2010. During 2011 we produced 5.8 Bcfe, added 3.0 Bcfe in discoveries and extensions and recorded a .5 Bcfe net negative revision. Proved Developed Producing (PDP) Reserves were 29.9 Bcfe or 38% of the total, Proved Developed Non Producing (PDNP) reserves were 21.7 Bcfe or 27% of the total and Proved Undeveloped (PUD) reserves were 27.9 Bcfe or 35% of the total. Probable and possible reserves were 6.8 Bcfe and 3.6 Bcfe respectively. The PV at a 10% discount for the proved reserves was $249.9 million, $36.4 millionfor the probable reserves and $2.4 million for the possible reserves for a total of $288.7 million. This value was based on pricing guidelines established by the SEC and FASB. Oil prices were held constant at $108.17 per barrel of oil and gas prices were held constant at $4.45 per Mcf of gas.

James A. Watt, President and CEO of the company stated, “We completed our total restructuring of the company in 2011 and now, with a dramatically strengthened balance sheet, and a significant number of oil dominated drilling opportunities, we can focus on growth in reserves and production and increasing profitability of our asset base.”

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Dune Energy, Inc.

Consolidated Balance Sheets

	Successor Company	Predecessor Company
	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$20,393,672	$23,670,192
Restricted cash	17,184	15,753,441
Accounts receivable	8,107,009	9,862,849
Prepayments and other current assets	2,556,373	2,542,624

Total current assets	31,074,238	51,829,106

Oil and gas properties, using successful efforts accounting - proved	210,199,348	526,760,643
Less accumulated depreciation, depletion, amortization and impairment	—	(294,566,739)

Net oil and gas properties	210,199,348	232,193,904

Property and equipment, net of accumulated depreciation
of $- and $2,817,158	230,074	527,357
Deferred financing costs, net of accumulated amortization
of $- and $1,456,592	2,915,229	786,087
Other assets	3,006,564	12,049,829

	6,151,867	13,363,273

TOTAL ASSETS	$247,425,453	$297,386,283

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,759,073	$6,953,863
Accrued liabilities	10,042,683	13,367,402
Current maturities of long-term debt	4,557,857	1,395,237
Preferred stock dividend payable	—	2,206,000

Total current liabilities	21,359,613	23,922,502
Long-term debt, net of discount of $- and $4,781,310	88,503,991	335,218,690
Other long-term liabilities	12,630,676	12,548,062

Total liabilities	122,494,280	371,689,254

Commitments and contingencies	—	—

Redeemable convertible preferred stock, net of discount of $- and $4,964,014, liquidation preference of $1,000 per share, 750,000 shares designated, - and 207,912 shares issued and outstanding	—	202,947,986

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 4,200,000,000 shares authorized, 38,579,630 and 419,127 shares issued	38,580	419
Treasury stock, at cost (235 and 1,284 shares)	(552)	(62,920)
Additional paid-in capital	124,893,145	81,082,184
Accumulated deficit	—	(358,270,640)

Total stockholders’ equity (deficit)	124,931,173	(277,250,957)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$247,425,453	$297,386,283

Dune Energy, Inc.

Consolidated Statements of Operations

	Predecessor Company
	For the Year Ended December 31,
	2011	2010
Revenues	$62,891,627	$64,188,647

Operating expenses:
Lease operating expense and production taxes	26,084,239	25,612,598
Accretion of asset retirement obligation	1,317,516	1,822,959
Depletion, depreciation and amortization	22,076,347	27,054,118
General and administrative expense	9,602,222	11,156,379
Impairment of oil and gas properties	18,087,128	34,562,104
Exploration expense	6,119,943	—
Loss on settlement of asset retirement obligation liability	497,647	—

Total operating expense	83,785,042	100,208,158

Operating loss	(20,893,415)	(36,019,511)

Other income(expense):
Interest income	45,156	4,067
Interest expense	(39,566,366)	(37,424,038)
Gain on derivative liabilities	—	1,382,938

Total other income(expense)	(39,521,210)	(36,037,033)

Loss on continuing operations	(60,414,625)	(72,056,544)
Loss on discontinued operations	—	(3,473,657)

Net loss	(60,414,625)	(75,530,201)
Preferred stock dividend	(20,212,916)	(26,418,537)

Net loss available to common shareholders	$(80,627,541)	$(101,948,738)

Net loss per share:
Basic and diluted from continuing operations	$(166.79)	$(243.40)
Basic and diluted from discontinued operations	—	(8.59)

Total basic and diluted	$(166.79)	$(251.99)

Weighted average shares outstanding:
Basic and diluted	483,413	404,573

Dune Energy, Inc.

Consolidated Statements of Cash Flows

	Predecessor Company
	For the Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(60,414,625)	$(75,530,201)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	—	3,473,657
Depletion, depreciation and amortization	22,076,347	27,054,118
Amortization of deferred financing costs and debt discount	3,833,870	5,060,064
Stock-based compensation	506,210	1,766,880
Impairment of oil and gas properties	18,087,128	34,562,104

Accretion of asset retirement obligation	1,317,516	1,822,959
Loss on settlement of asset retirement obligation liability	497,647	—
Gain on derivative liabilities	—	(1,596,545)
Changes in:
Accounts receivable	1,743,725	5,906,957
Prepayments and other assets	(13,425)	182,042
Payments made to settle asset retirement obligations	(743,611)	(1,617,300)
Accounts payable and accrued liabilities	14,412,362	(13,302,050)

NET CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	1,303,144	(12,217,315)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	2,857,240

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,303,144	(9,360,075)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(18,302,410)	(1,950,956)
Decrease (increase) in restricted cash	15,736,258	(23,753,441)
Purchase (disposal) of furniture and fixtures	(85,004)	2,651
Decrease in other assets	705,682	377,997

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES - CONTINUING OPERATIONS	(1,945,474)	(25,323,749)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES - DISCONTINUED OPERATIONS	—	29,347,980

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,945,474)	4,024,231

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	—	40,000,000
Proceeds from short-term debt	2,018,387	15,594,556
Payments on long-term debt issuance costs	(3,098,232)	(1,863,464)
Payments on short-term debt	(1,869,448)	(39,778,627)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(2,949,293)	13,952,465

NET CHANGE IN CASH BALANCE	(3,591,623)	8,616,621
Cash balance at beginning of period	23,670,192	15,053,571

Cash balance at end of period	$20,078,569	$23,670,192

SUPPLEMENTAL DISCLOSURES
Interest paid	$20,734,335	$32,093,632
Income taxes paid	—	—

NON-CASH INVESTING AND FINANCIAL DISCLOSURES
Redeemable convertible preferred stock dividends	$17,852,000	$24,176,739
Asset retirement obligation revision	—	(5,010,246)
Accretion of discount on preferred stock	2,360,916	2,241,800
Common stock issued for conversion of preferred stock	62,288,000	8,016,000

Dune Energy, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years ended December 31, 2011 and 2010

	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2009	398,018	$398	(681)	$(48,642)	97,640,125	$(282,740,439)	$(185,148,558)
Conversion of preferred stock	13,413	14			8,015,986		8,016,000
Purchase of treasury stock			(603)	(14,278)			(14,278)
Restricted stock issued	9,433	9			(9)		—
Restricted stock cancelled	(1,737)	(2)			2		—
Stock-based compensation					1,766,880		1,766,880
Preferred stock dividends					(24,099,000)		(24,099,000)
Accretion of discount on preferred stock					(2,241,800)		(2,241,800)
Net loss						(75,530,201)	(75,530,201)

Balance at December 31, 2010	419,127	$419	(1,284)	$(62,920)	$81,082,184	$(358,270,640)	$(277,250,957)
Conversion of preferred stock	71,186	71			62,287,929		62,288,000
Purchase of treasury stock			(1,146)	(12,115)			(12,115)
Restricted stock issued							—
Restricted stock cancelled	(1,124)	(1)			1		—
Stock-based compensation					506,210		506,210
Preferred stock dividends					(17,852,000)		(17,852,000)
Accretion of discount on preferred stock					(2,360,916)		(2,360,916)
Net loss						(60,414,625)	(60,414,625)
Equity adjustment due to debt restructure	(489,189)	(489)	2,430	75,035	(123,663,408)	418,685,265	295,096,403

Balance at December 31, 2011	—	$—	—	$—	$—	$—	$—
Successor Company:
Purchase of treasury stock			(235)	(552)			(552)
Equity adjustment due to debt restructure	38,579,630	38,580			124,893,145		124,931,725

	38,579,630	$38,580	(235)	$(552)	$124,893,145	$—	$124,931,173

SOURCE Dune Energy, Inc.

Mar 23, 2012